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Investor Contact: David Baggs
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CSX ANNOUNCES PRICING FOR DEBT TENDER OFFERS

JACKSONVILLE, Fla., June 1, 2005 — CSX Corporation (NYSE:CSX) announced today the Reference Yield and Total Consideration for each series of notes accepted in its previously announced tender offers for up to $1.0 billion in aggregate principal amount. For holders who have tendered and not withdrawn their notes by the Early Tender Date of May 31, 2005, the Company has offered to pay the Total Consideration. Holders who tender after 5 p.m., New York City time, on the Early Tender Date but by 12:00 midnight, New York City time, on the Expiration Date, will receive the Tender Offer Consideration which is equal to the Total Consideration for each note minus the Early Tender Payment for that note. In addition to any consideration received, holders who tender will be paid any accrued and unpaid interest calculated up to, but not including, the Settlement Date. Both the Total Consideration and Tender Offer Consideration for each series of notes are listed below.

The following tables set forth a summary of certain information relating to the tender offers:

Notes Related to 2006 Notes Offer

Notes	U.S. Treasury Reference Security	Reference Yield (%)	Fixed Spread (Basis Points)	Total Considera- tion*	Early Tender Payment*	Tender Offer Considera- tion*

CSX 2.75% Notes due 2006	1.625% due February 28, 2006	3.277%	15	$995.55	$2.50	$993.05
CSX 9% Notes due 2006	2.375% due August 15, 2006	3.387%	18	$1,061.46	$2.50	$1,058.96
CSX Floating Rate Notes	N/A**	N/A**	N/A**	$1,004.79	$2.50	$1,002.2

* Per $1,000 principal amount of notes accepted for purchase.
** The Offer with respect to CSX Floating Rate Notes is based on a fixed price of $1,004.79 per $1,000 principal amount.

Notes Related to Long-Term Notes Offer

Notes	U.S. Treasury Reference Security	Reference Yield (%)	Fixed Spread (Basis Points)	Total Considera-tion*	Early Tender Payment*	Tender Offer Considera- tion*

CSX 8.625% Notes due 2022	5.375% due February 15, 2031	4.275%	90	$1,385.69	$17.50	$1,368.19
CSX 7.95% Notes due 2027	5.375% due February 15, 2031	4.275%	110	$1,328.85	$17.50	$1,311.35
CSX 8.10% Notes due 2022	5.375% due February 15, 2031	4.275%	90	$1,330.96	$17.50	$1,313.46
CSX 7.25% Notes due 2027	5.375% due February 15, 2031	4.275%	115	$1,232.02	$10.00	$1,222.02
CSX 7.90% Notes due 2017	4.125% due May 15, 2015	3.921%	95	$1,270.66	$10.00	$1,260.66

* Per $1,000 principal amount of notes accepted for purchase.

Morgan Stanley & Co. Incorporated, Credit Suisse First Boston and UBS Investment Bank are the dealer managers for the offers. Global Bondholder Services Corporation is the Information Agent and the Depositary. This news release is neither an offer to purchase nor a solicitation of an offer to sell the securities. The offers are made only by the Offer to Purchase dated May 17, 2005, and the information in this news release is qualified by reference to the Offer to Purchase. Persons with questions regarding the offers should contact Morgan Stanley & Co. Incorporated at (800) 624-1800 (toll-free) or (212) 761-1457 (collect), Attn. Riccardo Cumerlato, Credit Suisse First Boston at (800) 820-1653 (toll-free) or (212) 325-2547 (collect), Attn. Liability Management Desk, or UBS Investment Bank at (888) 722-9555 ext. 4210 (toll-free) or (203) 719-4210 (collect), Attn. Liability Management Group. Requests for documents should be directed to Global Bondholder Services Corporation at (866) 540-1500 (toll-free) or (212) 430-3774 (collect).

CSX Corporation, based in Jacksonville, Fla., is one of the nation’s leading transportation companies providing rail, intermodal and rail-to-truck transload services that connect with 70 river, ocean and lake ports, as well as more than 230 shortline railroads. Its principal operating company, CSX Transportation Inc., operates the largest railroad in the eastern United States with a 21,000-mile rail network linking commercial markets in 23 states, the District of Columbia, and two Canadian provinces. CSX Intermodal Inc. is a stand-alone integrated intermodal company serving customers with its own truck and terminal operations plus a dedicated domestic container fleet. More information about CSX Corporation and its subsidiaries is available at the company’s website, http://www.csx.com/.